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                                                                       EXHIBIT 5



                                 July 20, 2000





Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, CA 90210

     Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

     I am Executive Vice President, Chief Administrative Officer and General Counsel of Hilton Hotels Corporation (the "Company"). At your request, I have examined the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 43,000,000 shares of Common Stock, par value 2.50 per share (the "Shares"), of the Company, issuable pursuant to the Company's 1996 Stock Incentive Plan, as amended (the "Plan").

     I am familiar with the proceedings undertaken in connection with the authorization and issuance of the Shares under the Plan. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, I am of the opinion that the Shares have been duly authorized, and upon receipt by the Company of consideration for the Shares and issuance of the Shares in accordance with the terms and subject to the conditions set forth in the Plan, such Shares will be validly issued, fully paid and nonassessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                              Very  truly yours,



                                              Thomas E. Gallagher
                                              Executive Vice President,
                                              Chief Administrative Officer and
                                              General Counsel